Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Investors — Will Lyons, (617) 532.8104, ir@enernoc.com
Media — Sarah McAuley, (617) 532.8183, news@enernoc.com

EnerNOC Reports Second Quarter 2008 Financial Results

PJM Enrollments and Utility Contract Wins Strengthen Outlook

BOSTON, MA, August 7, 2008 — EnerNOC, Inc. (NASDAQ: ENOC), a leading developer and provider of clean and intelligent energy solutions, today announced financial results for the second quarter ended June 30, 2008.

“Our strong second quarter performance was highlighted by the enrollment of over 400 new megawatts of demand response capacity in the PJM Interconnection (PJM) service region, the nation’s largest electricity control region, and the signing of up to 230 megawatts of utility contracts, including a contract with TVA, the nation’s largest public power provider,” said EnerNOC Chairman and CEO, Tim Healy.

“EnerNOC provides here-and-now solutions that help our customers address rising energy costs and pressing environmental concerns.  We have enhanced our leadership position and are on track to become cash flow positive in the second half of 2009, reaching profitability in 2010.”

“Our year-to-date results and outlook for the second half of 2008 give us the confidence to raise our revenue guidance for the year.”

Financial Summary

Revenues — The Company reported revenues of $23.7 million for the second quarter of 2008, compared to $12.0 million for the same period in 2007, an increase of $11.7 million, or 97.1%.

Cost of Revenues — Cost of revenues for the second quarter of 2008 was $14.8 million, compared to $7.9 million for the same period in 2007, an increase of $6.9 million, or 87.3%.

Gross Profit/Gross Margin — Gross profit for the second quarter of 2008 was $8.9 million, compared to $4.1 million for the same period in 2007, an increase of $4.8 million, or 116.0%.  Gross margin was 37.5% for the second quarter of 2008, compared to 34.2% for the second quarter of 2007.

Operating Expenses — Total operating expenses for the second quarter of 2008 were $19.5 million (including $2.7 million of non-cash stock-based compensation charges), compared to $12.8 million for the same period in 2007 (including $3.7 million of non-cash stock-based compensation charges), an increase of $6.7 million, or 52.6%.  The Company’s improved operating leverage was reflected in the increase in megawatts under management per full-time employee from 4.7 as of June 30, 2007 to 5.2 at the end of the second quarter of 2008.

Net Loss — Net loss for the second quarter of 2008 was $10.4 million, or $0.54 cents per basic and diluted share, compared to a net loss of $8.2 million, or $0.74 cents per basic and diluted share, for the same period in 2007.

Cash and Cash Equivalents — As of June 30, 2008, the Company had cash and cash equivalents totaling $62.3 million, a decrease of $7.9 million from cash and cash equivalents as of December 31, 2007 and an increase of $13.9 million from cash and cash equivalents as of March 31, 2008.

Restricted Cash and Deposits — As of June 30, 2008, the Company had restricted cash of $2.5 million and financial assurance deposits of $7.8 million, totaling $10.3 million, compared to $17.5 million as of December 31, 2007, a decrease of $7.1 million.  Restricted cash and deposits decreased by $17.1 million relative to March 31, 2008 as a majority of these deposits were returned to the Company during the second quarter of 2008 pursuant to enrollments in the PJM Emergency Load Response Program (ELRP).

Program Update

During the Company’s first year of participation in the PJM ELRP, which extended from June 2007 through May 2008, and in accordance with GAAP and Staff Accounting Bulletin No. 104, Revenue Recognition (SAB 104), the Company recognized capacity-based revenue from the ELRP over a twelve-month period due to its lack of operating experience in the ELRP.  Beginning with the new PJM fiscal year in June 2008, the Company recognizes capacity-based revenue from the ELRP over its delivery period of June through September, consistent with GAAP, SAB 104 and how the Company recognizes capacity-based revenue in other demand response programs.  As a result, during the three months ended June 30, 2008, the Company was able to recognize additional revenue of approximately $3.8 million, approximately $3.3 million of which was attributable to new megawatts enrolled in the ELRP in June 2008. This additional revenue, net of expenses, decreased by approximately 6 cents the Company’s net loss per share during the same period, of which approximately 5 cents was attributable to the newly enrolled megawatts.  The Company continues to recognize energy-based revenue from the ELRP during the month in which the energy is delivered.

Financial Outlook

The Company is increasing its revenue guidance for 2008 to between $101 million and $107 million, up from previously-stated revenue guidance of between $99 million and $105 million, based on the continued momentum of the Company’s core business and growing receptivity to its new business initiatives.  The Company continues to expect its 2008 gross margin to be higher than 2007 gross margin of 36%.  The Company plans to reinvest these additional margin dollars into its business, and therefore expects its operating expenses to come in at the high end of the previously-stated range for 2008.  Overall, the Company expects this update in its guidance to have a neutral impact on its operating results for 2008.  In addition, the Company currently expects to have between 2,000 and 2,200 megawatts of demand response capacity in its network by the end of 2008.  The Company continues to expect to generate positive cash flow from operations in the second half of 2009 and that 2010 will be its first full year of profitability.

Business Update

EnerNOC’s second quarter 2008 business highlights included:

•                  Increasing demand response megawatts under management to 1,643, an increase of 141 megawatts since March 31, 2008.  Of the 1,643 megawatts under management in its network, approximately 1,442 were earning revenue as of June 30, 2008.

•                  Enrolling over 400 new megawatts of demand response capacity on June 1, 2008 in the PJM ELRP.

•                  Expanding its commercial, institutional, and industrial demand response customer network to 1,252 customers across 3,067 sites, up from 1,062 customers across 2,864 sites as of March 31, 2008.

•                  Completing the acquisition and initial integration of South River Consulting, LLC, an energy procurement and risk management services provider.  The Company increased its Energy Procurement Services customer base line to 510 customers, up from 371 customers as of March 31, 2008.

•                  Signing a new 110-megawatt contract with the Tennessee Valley Authority (TVA), the largest US public power provider, to manage demand response capacity for commercial, institutional, and industrial customers of four power distributors within the seven-state TVA service area: Memphis Light, Gas and Water; Nashville Electric Service; Knoxville Utilities Board; and Huntsville Utilities.  This contract is not subject to regulatory approval.

•                  Signing a new contract with Southern California Edison (SCE) to provide up to 110 megawatts of demand response capacity, including 40 megawatts of capacity from the Company’s existing contract with SCE.  This contract is subject to regulatory approval from the California Public Utilities Commission.

•                  Signing a new contract with Burlington Electric Department to provide up to ten megawatts of demand response capacity in the Burlington, Vermont area.  Payments under this contract will provide an additional revenue stream to those received pursuant to the ISO New England Real-Time Demand Response Program.  This contract is not subject to regulatory approval.

•                  Signing a “Preferred Provider” partnership agreement with the Association of California Water Agencies that facilitates the enrollment of water agencies throughout California in EnerNOC’s demand response network.

•                  Appointing Arthur W. Coviello, Jr. as a Director of the Company and as a member of the Audit Committee of the Board.

Company Update

On July 25th, in a precedent-setting ruling, the Connecticut Department of Public Utility Control determined that the energy reductions generated by EnerNOC’s monitoring-based commissioning solution qualify for Class III renewable energy credits.  This is the first instance that a monitoring-based commissioning initiative has been qualified in Connecticut as a renewable energy source that can be counted toward the state’s aggressive renewable energy portfolio standard.

On August 5th, the Company entered into a $35 million secured revolving credit facility with Silicon Valley Bank.  The Company used a portion of this new credit facility to pay off its existing credit facility with BlueCrest Capital, L.P. due to the fact that the new facility contains more favorable terms, including more favorable interest rates.  The Company anticipates using the balance of this new facility to fund its other credit requirements to grid operators and utilities.

Webcast Reminder

As previously announced, EnerNOC’s Chairman and Chief Executive Officer, Tim Healy, President, David Brewster, and Chief Financial Officer, Neal Isaacson, will host a conference call today at 5:00 p.m. ET to discuss details regarding the Company’s second quarter performance, as well as other forward-looking information about the Company’s business.  Domestic callers may access the earnings conference call by dialing 877-591-4956 (International callers, dial 719-325-4941).  Investors and other interested parties may also go to the Investor Relations section of EnerNOC’s website at:

http://investor.enernoc.com/webcasts.cfm

for a live webcast of the conference call.  To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

An audio replay of the earnings conference call will be available shortly after the call and will remain available through August 14, 2008.  The replay can be accessed by dialing 888-203-1112.  International callers should dial 719-457-0820.  The replay passcode for all callers is 6048378.

About EnerNOC

EnerNOC, Inc. is a leading developer and provider of clean and intelligent energy solutions to utilities and electric power grid operators, as well as commercial, institutional, and industrial customers. EnerNOC’s technology-enabled demand response and energy management solutions help optimize the balance of electric supply and demand. The Company uses its Network Operations Center, or NOC, to remotely manage and reduce electricity consumption across a network of commercial, institutional, and industrial customer sites and make demand response capacity and energy available to utilities and grid operators on demand. For more information, visit www.enernoc.com.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to the Company’s future financial performance, the future growth of the Company’s demand response and energy management solutions, and the Company’s ability to create long term value for its shareholders, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, certain of the Company’s contracts and expansion of existing contracts may be subject to approval of state or local regulatory agencies.  There can be no assurance that such approvals will be obtained.  Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to under the section “Risk Factors” in EnerNOC’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the period ended March 31, 2008, as filed with the Securities and Exchange Commission on March 28, 2008 and May 13, 2008, respectively, as well as other documents that may be filed by EnerNOC from time to time with the Securities and Exchange Commission.  As a result of such risks, uncertainties and factors, the Company’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. EnerNOC is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Source: EnerNOC, Inc.

EnerNOC, Inc.

SELECTED FINANCIAL INFORMATION

(in thousands, except for share and per share data)

EnerNOC, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$23,686	$12,015	$42,298	$21,987
Cost of revenues	14,815	7,910	26,957	14,974
Gross profit	8,871	4,105	15,341	7,013

Operating expenses:
Selling and marketing expenses	6,914	4,372	12,740	7,478
General and administrative expenses	11,657	7,907	22,488	11,337
Research and development expenses	921	498	2,432	839
Total operating expenses	19,492	12,777	37,660	19,654
Loss from operations	(10,621)	(8,672)	(22,319)	(12,641)
Interest and other income (expense), net	258	466	1,040	621
Loss before income tax expense	(10,363)	(8,206)	(21,279)	(12,020)
Provision for income tax expense	(73)	—	(158)	—
Net loss	$(10,436)	$(8,206)	$(21,437)	$(12,020)

Basic and diluted net loss per share	$(0.54)	$(0.74)	$(1.11)	$(1.56)

Weighted average basic and diluted shares used in computation	19,434,228	11,156,858	19,302,329	7,687,756

EnerNOC, Inc.

Selected Balance Sheet Information

(Unaudited)

	June 30,	December 31,
	2008	2007
Assets
Cash and cash equivalents	$62,331	$70,242
Restricted cash, including non-current	2,494	3,018
Marketable securities	3,410	15,500
Deposits, including non-current	7,848	14,451
Property and equipment, net	27,811	23,195
Total assets	139,983	155,584
Liabilities & Stockholders' Equity
Deferred revenue	1,813	3,154
Total long-term debt, including current portion	4,900	6,091
Stockholders' equity	108,825	122,417
Total liabilities and stockholders' equity	139,983	155,584

EnerNOC, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
	2008	2007

Cash (used in) provided by operating activities	$(10,629)	$(3,191)
Cash (used in) provided by investing activities	3,589	(13,216)
Cash (used in) provided by financing activities	(871)	106,850
Net (decrease) increase in cash and cash equivalents	$(7,911)	$90,443